Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated August 29, 2006, accompanying the consolidated financial statements and schedule and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Ace Cash Express, Inc. on Form 10-K for the year ended June 30, 2006. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Ace Cash Express, Inc. on Form S-3 (File No. 333-113668, effective April 20, 2004) and on Forms S-8 (File No. 33-55898, effective December 17, 1992; File No. 333-2640, effective March 15, 1996; File No. 333-62571, effective August 31, 1998; File No. 333-44832, effective August 30, 2000; File No. 333-83460, effective February 27, 2002; File No. 333-118391, effective August 20, 2004 and File No. 333-130093, effective December 2, 2005).
/s/ GRANT THORNTON LLP
Dallas, Texas
August 29, 2006